Chembio Diagnostics to Provide Tuberculosis Testing Kits to Orangutan Rehabilitation Centers in Borneo and Sumatra

Tuberculosis Affects Orangutans and Humans

MEDFORD, NY—(October 16, 2009) -- Chembio Diagnostics, Inc. (OTCBB: CEMI) which develops, manufactures, markets and licenses point-of-care diagnostic tests, has agreed to provide over 2,000 PrimaTB STAT-PAK® tuberculosis (TB) testing kits which are approved for use in Macaques to the Orangutan Conservancy (OC) to support the organization’s continued drive to raise the level of veterinary care at orangutan rehabilitation centers.

“This is a major development, and the OC is proud to be able to support the rehabilitation centers in this way,” said Norm Rosen, president of the Orangutan Conservancy. “The rescue and recovery of orangutans is only as feasible as their health, and accurately identifying a disease like tuberculosis is a major step forward.” The PrimaTB STAT-PAK® kits are part of a testing program that will ask orangutan rehabilitation centers to partner with Chembio and gather data throughout 2010. The outcomes will be published jointly afterward.

PrimaTB STAT-PAK® kits shorten the time required to diagnose this disease from weeks to minutes.  Tuberculosis, which is a severe respiratory disease in primates, can be deadly for orangutans. Orangutan Conservancy rehabilitation centers care for over 1,500 orphaned orangutans at facilities in Southeast Asia (mainly on the Indonesian islands of Borneo and Sumatra. The testing kits will be distributed to the rehabilitation centers beginning in early 2010, along with training programs in the proper use and diagnostics.

“Tuberculosis affects all primates” said Lawrence Siebert, Chief Executive Officer of Chembio Diagnostics.  “Orangutans are endangered due to the encroachment of humans into their rainforest habitats.  So, the spread of TB represents a clear and present danger to their continued existence.  Our test kits allow veterinary medical care providers to identifying sick animals with only one encounter, which increases the chance of identifying animals with the disease. We are very happy that our tests will help to improve the health of this endangered animal species.”

Chembio’s agreement to donate the test kits mirrors an earlier agreement  between Chembio  and the Pan African Sanctuary Alliance (PASA), which will provide over 1,000 tuberculosis testing kits to African primate rescue centers.

The Orangutan Conservancy was established in 1999 to support projects that focus on wild orangutan protection, reintroduction, education, and research. The Orangutan Conservancy is a partner of the Great Apes Survival Partnership (GRASP). For more information, please visit the Orangutan Conservancy website or contact info@orangutan.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. The company, which reported record revenues and profits this past quarter, driven by domestic sales of its lateral flow rapid HIV test, believes the animal TB product underscores the potential for a similar test for humans. Such a test would also expand Chembio’s pipeline of products for infectious disease in humans, which includes the current development of oral fluid HIV, Hepatitis C (HCV) and Syphilis rapid point of care diagnostic tests.

Chembio's two FDA approved rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK line of rapid HIV tests internationally to government and donor-funded programs directly and through partnerships and distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Company Contact:
Susan Norcott
631-924-1135 x125
snorcott@chembio.com

Investor & Public Relations:
The Investor Relations Group
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James Carbonara, JCarbonara@investorrelationsgroup.com
Susan Morgenbesser, SMorgenbesser@investorrelationsgroup.com